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                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Capital Z Partners, Ltd.
--------------------------------------------------------------------------------
(Last)                  (First)                 (Middle)

54 Thompson Street
--------------------------------------------------------------------------------
                                    (Street)

New York                        NY                      10012
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


Universal American Financial Corp. (UHCO)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

07/01
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [_]   Director                             [X]   10% Owner
   [_]   Officer (give title below)           [_]   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [_] Form filed by one Reporting Person
   [X] Form filed by more than one Reporting Person

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/18/2001       S             487,316       D     5.00     25,220,236      I      (1), (2),
                                                                                                                        (3), (4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
         INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                   (Page 1 of 6)
                                                                 SEC 1474 (3-99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date      Title    Shares  5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:  See attached.

                           The Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.


CAPITAL Z PARTNERS, LTD.

By:   David A. Spuria
         General Counsel


/s/ David A. Spuria                                      August 30, 2001
----------------------------------------            -------------------------
   **Signature of Reporting Person                            Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                   (Page 2 of 6)

NAME AND ADDRESS OF REPORTING PERSON

Capital Z Partners, Ltd.
54 Thompson Street
New York, NY 10012

ISSUER NAME AND TICKER OR TRADING SYMBOL

Universal American Financial Corp. (UHCO)

DATE OF EVENT REQUIRING STATEMENT

July 18, 2001

EXPLANATION OF RESPONSES


(1) The Reporting Person is the sole general partner of Capital Z Partners, L.P., which is the sole general partner of: (i) Capital Z Financial Services Fund II, L.P. ("Cap Z Fund II"), which directly owns 25,086,972 shares of Common Stock and (ii) Capital Z Financial Services Private Fund II, L.P. ("Cap Z Private Fund II"), which directly owns 133,264 shares of Common Stock.


       Date:  AUGUST 30, 2001                   Signature:
              ------------------

                                                CAPITAL Z PARTNERS, LTD.


                                                By: /s/ David A. Spuria
                                                    ---------------------------
                                                    Name:  David A. Spuria
                                                    Title: General Counsel


                                  (page 3 of 6)

                             JOINT FILER INFORMATION
                             -----------------------

Name:                                           Capital Z Partners, L.P.
Address:                                        54 Thompson Street
                                                New York, NY 10012
Designated Filer:                               Capital Z Partners, Ltd.
Issuer Name and Ticker or Trading Symbol:       Universal American Financial
                                                Corp. (UHCO)
Date of Event Requiring Statement:              July 18, 2001
Relationship of Joint Filer to Issuer:          10% Indirect Owner

EXPLANATION OF RESPONSES

(2) The Reporting Person is the sole general partner of Capital Z Partners, L.P., which is the sole general partner of: (i) Capital Z Financial Services Fund II, L.P., which directly owns 25,086,972 shares of Common Stock and (ii) Capital Z Financial Services Private Fund II, L.P., which directly owns 133,264 shares of Common Stock.

       Date:    AUGUST 30, 2001                 Signature:
              --------------------

                                                CAPITAL Z PARTNERS, L.P.

                                                By: Capital Z Partners, Ltd.,
                                                    its General Partner

                                                By: /s/ David A. Spuria
                                                    ---------------------------
                                                    Name:  David A. Spuria
                                                    Title: General Counsel


                                  (page 4 of 6)

                             JOINT FILER INFORMATION
                             -----------------------

Name:                                           Capital Z Financial Services
                                                Fund II, L.P.
Address:                                        54 Thompson Street
                                                New York, NY 10012
Designated Filer:                               Capital Z Partners, Ltd.
Issuer Name and Ticker or Trading Symbol:       Universal American Financial
                                                Corp. (UHCO)
Date of Event Requiring Statement:              July 18, 2001
Relationship of Joint Filer to Issuer:          10% Direct Owner

EXPLANATION OF RESPONSES

(3) The Reporting Person is the sole general partner of Capital Z Partners, L.P., which is the sole general partner of Capital Z Financial Services Fund II, L.P., which directly owns 25,086,972 shares of Common Stock.


       Date:    AUGUST 30, 2001                 Signature:
              --------------------

                                                CAPITAL Z FINANCIAL SERVICES
                                                FUND II, L.P.

                                                By: Capital Z Partners, L.P.,
                                                    its General Partner

                                                By: Capital Z Partners, Ltd.,
                                                    its General Partner

                                                By: /s/ David A. Spuria
                                                    ---------------------------
                                                    Name:  David A. Spuria
                                                    Title: General Counsel


                                  (page 5 of 6)

                             JOINT FILER INFORMATION
                             -----------------------

Name:                                           Capital Z Financial Services
                                                Private Fund II, L.P.
Address:                                        54 Thompson Street
                                                New York, NY 10012
Designated Filer:                               Capital Z Partners, Ltd.
Issuer Name and Ticker or Trading Symbol:       Universal American Financial
                                                Corp. (UHCO)
Date of Event Requiring Statement:              July 18, 2001
Relationship of Joint Filer to Issuer:          10% Direct Owner

EXPLANATION OF RESPONSES

(4) The Reporting Person is the sole general partner of Capital Z Partners, L.P., which is the sole general partner of Capital Z Financial Services Private Fund II, L.P., which directly owns 133,264 shares of Common Stock.

       Date:  AUGUST 30, 2001                   Signature:
              ------------------

                                                CAPITAL Z FINANCIAL SERVICES
                                                PRIVATE FUND II, L.P.

                                                By: Capital Z Partners, L.P.,
                                                    its General Partner

                                                By: Capital Z Partners, Ltd.,
                                                    its General Partner

                                                By: /s/ David A. Spuria
                                                    ---------------------------
                                                    Name:  David A. Spuria
                                                    Title: General Counsel


                                  (page 6 of 6)